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                                        NEW YORK BANCORP INC.
                                      241-02 Northern Boulevard
                                     Douglaston, New York 11362


                                             Form 10-Q
                                          March 31, 1996


Exhibit 11.  Statement re:  Computation of Per Share Earnings (Loss)


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


                                                            Three Months Ended        Six Months Ended
                                                                March 31,                 March 31,
                                                           -------------------      -------------------
                                                            1996        1995        1996         1995
                                                           -------     -------     -------      -------
                                                              (In Thousands, except per share amounts)


Net income (loss)....................................      $ 9,176     $(9,804)    $17,004      $(3,337)
                                                           =======     =======     =======      =======

Weighted average common shares outstanding...........       11,877      13,377      11,909       13,191

Common stock equivalents due to dilutive
 effect of stock options.............................          254          --         267          --
                                                           -------     -------     -------      -------

Total weighted average common shares and
 equivalents outstanding.............................       12,131      13,377      12,176       13,191
                                                           =======     =======     =======      =======

Primary earnings (loss) per share....................        $ .76       $(.73)      $1.40        $(.25)
                                                             =====       =====       =====        =====

Total weighted average common shares and
 equivalents outstanding.............................       12,131      13,377       12,176      13,191

Additional  dilutive  shares using  ending
 period  market value versus  average market
 value for the period when utilizing the
 treasury stock method regarding stock options.......           22          --          46           --
                                                           -------     -------     -------     --------

Total shares for fully diluted earnings per share....       12,153      13,377      12,222       13,191
                                                           =======     =======     =======     ========

Fully diluted earnings (loss) per share..............        $ .76       $(.73)       $1.39        $(.25)
                                                             =====       =====        =====        =====

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